Exhibit 99.4

October 22, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Canadian Subsidiary HDS Energy and Ecosystems NB, Ltd.

PROVIDENCE, RI, October 22, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a green technology company providing renewable energy and eco-sustainability solutions, is proud to announce the formation of a wholly-owned Canadian-based subsidiary, HDS Energy and Ecosystems NB, Ltd, headquartered in Saint John, New Brunswick, Canada.

HDS Energy and Ecosystems NB will be responsible for HDS International’s business and research and development interests in the Province of New Brunswick, Canada.  The subsidiary was established to facilitate HDS International’s sales, marketing, grant application, and other business development efforts within the Province, as well as in response to certain potential customer requirements in the Province.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture and biosequestration, algae biomass production, and waste management solutions for the production of renewable energy, carbon capture and reutilization, and bioproducts.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.  Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com